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                                                       EXHIBIT 11


           MERIDIAN DIAGNOSTICS, INC. AND SUBSIDIARIES

            Computation of Earnings Per Common Share
                  Period Ended December 31, 1995

                        Weighted Avg.                Earnings
                          Number of                     Per
                        Common Shares       Net       Common
                         Outstanding      Income       Share        Use
                        _____________    ________    _________    ______

QUARTER ENDED
DECEMBER 31, 1995:

  Shares outstanding
    October 1, 1995     12,924,814     $   -        $    -      $     -

  Weighted average
    shares issued
    during the period
    (1,320,123 shares)     972,952         -             -            -

  Net Income                  -          629,161         -            -
                         __________   __________   __________   _________

                         13,897,766      629,161         .045         .05


  Effect of outstanding
   stock options which
   is less than 3% and
   not required to be
   disclosed in the
   financial statements
   (804,893 shares)        437,507         -
                       ___________   ___________   __________
                        14,335,273       629,161         .044



  Effect of convertible
   debentures              360,295        26,824
                       ___________   ___________   __________
                        14,695,568       655,985         .045


  Additional effect of
   stock options
   at quarter end
   stock price              39,775
                       ___________   ___________   __________
                        14,735,343       655,985         .044
                       ___________   ___________   __________
                       ___________   ___________   __________